                    BLUE BIRD CORPORATION AND SUBSIDIARIES
                   BLUE BIRD BODY COMPANY AND SUBSIDIARIES

           STATEMENTS RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
          FOR THE NINE MONTHS ENDED JULY 27, 1996 AND JULY 29, 1995,
  FOR THE YEARS ENDED OCTOBER 28, 1995, OCTOBER 29, 1994, AND OCTOBER 30, 1993,
         FOR THE SIX MONTHS ENDED OCTOBER 31, 1992 AND APRIL 30, 1992,
                 AND FOR THE YEAR ENDED NOVEMBER 2, 1991
                       (In Thousands Except Ratios)


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

                                                         BBC                                                  Predecessor
                       --------------------------------------------------------------------------------   -----------------------
                       July 27,    July 29,    October 28,    October 29,    October 30,    October 31,   April 30,   November 2,
                         1996        1995         1995           1994           1993           1992          1992         1991
                       -------     --------    -----------    -----------    -----------    -----------   ---------   -----------


FIXED CHARGES:

  Interest Expense     $11,270     $12,339     $16,282        $15,224        $15,973        $ 8,443      $ 1,745      $ 4,344

  Interest element of
   rentals                 348         414         536            521            448            178          198          413

  Amortization of debt
   issuance costs        1,526       1,666       2,245          2,209          2,202          1,104            4            0
                       -------     -------     -------        -------        -------        -------      -------      -------

                       $13,144     $14,419     $19,063        $17,954        $18,623        $ 9,725      $ 1,947      $ 4,757
                       =======     =======     =======        =======        =======        =======      =======      =======

EARNINGS:

Net income (loss)      $ 9,216     $ 6,704     $16,852        $15,408        $ 9,595        $ 3,686      $(3,466)     $26,596

Provision (benefit)
 for income taxes        5,997       4,929      11,686         10,157          6,930          4,257       (3,026)      12,136

Fixed charges           13,144      14,419      19,063         17,954         18,623          9,725        1,947        4,757

Interest capitalized         0        (208)       (208)          (145)             0             (4)           0          (82)
                       -------     -------     -------        -------        -------        -------      -------      -------

                       $28,357     $25,844     $47,393        $43,374        $35,148        $17,664      $(4,545)     $43,407
                       =======     =======     =======        =======        =======        =======      =======      =======

RATIO OF EARNINGS
 TO FIXED CHARGES         2.2x        1.8x        2.5x           2.4x           1.9x           1.8x         *            9.1x
                       =======     =======     =======        =======        =======        =======      =======      =======

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      * Earnings are inadequate to cover fixed charges by approximately $6,500